                                                                    EXHIBIT 99.1


                ZONAGEN REPORTS SECOND QUARTER FINANCIAL RESULTS

         THE WOODLANDS, Texas--(BUSINESS WIRE)--Aug. 14, 2003--Zonagen, Inc. (Nasdaq:ZONA - News) today announced financial results for the three-month and six-month periods ended June 30, 2003.

         Total revenues for the three month period ended June 30, 2003 decreased to $393,000 as compared with $710,000 for the same period in the prior year and were approximately $625,000 for the six-month period ended June 30, 2003 as compared to $1.5 million for the same period in the prior year.

         Licensing fees for the three-month period ended June 30, 2003 were zero as compared to $528,000 for the same period in the prior year and were zero for the six-month period ended June 30, 2003 as compared to $1.1 million for the same period in the prior year. Due to the Company's January 1, 2000, adoption of U.S. Securities and Exchange Commission Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") which requires up-front, non-refundable license fees to be deferred and recognized over the performance period, the Company recognized $528,000 in licensing fees in the three-month period ended June 30, 2002 and $1.1 million in the six-month period ended June 30, 2002, which it had received in prior periods from Schering-Plough Corporation due to their prior exclusive license of the Company's VASOMAX(R) product for the treatment of male erectile dysfunction. Due to the July 2002 mutual termination of the agreements with Schering-Plough, the Company does not expect to receive any royalties relating to VASOMAX(R) in the foreseeable future.

         Research and development grants for the three-month period ended June 30, 2003 were $217,000 as compared to zero for the same period in the prior year relating to the Company's SBIR grants and were $337,000 for the six-month period ended June 30, 2003 as compared to zero for the same period in the prior year. The Company was awarded three SBIR grants in the third quarter ended September 30, 2002 and performed a portion of that paid research during the six-month period ended June 30, 2003. Interest income decreased 59% to $74,000 for the three-month period ended June 30, 2003, as compared to $182,000 for the same period in the prior year and decreased 55% to $186,000 for the six-month period ended June 30, 2003 as compared to $415,000 for the same period in the prior year. This decrease is due to a reduction in interest rate yields and lower cash balances, offset by interest income on a prior $1.0 million loan receivable from Lavipharm Corp. which was repaid in April 2003. During the second quarter ended June 30, 2003, the Company sold substantially all of its fixed assets which management felt were not required to redeploy the Company's overall assets for approximate net proceeds of $225,000, which was $102,000 over their book value. These proceeds were received in July 2003.

         Research and development (R&D) expenses for the three-month period ended June 30, 2003 were $579,000 as compared to $5.9 million for the same period in the prior year and were $1.1 million for the six-month period ended June 30, 2003 as compared to $6.5 million for the same period in the prior year. Due to the mutual termination of the Schering-Plough agreements in July 2002 and the future uncertainty surrounding the VASOMAX(R) product, the Company wrote-off both its bulk phentolamine inventory previously valued at $4.4 million and its VASOMAX(R) patent estate previously valued at approximately $1.0 million in the three-month period ended June 30, 2002. In addition, R&D expenses in the three-month period ended June 30, 2002 were reduced by $188,000 due to a reimbursement of prior clinical expenses for VASOMAX(R) that was received from a clinical research organization after a reconciliation was completed comparing actual expenses to payments made by the Company.

         General and administrative (G&A) expenses for the three-month period ended June 30, 2003 were $490,000 as compared to $433,000 for the same period in the prior year and increased to $1.1 million for the six-month period ended June 30, 2003 as compared to $876,000 for the same period in the prior year. The increase in expenses is primarily due to the increase in costs associated with potential strategic alternative opportunities which were $99,000 for the three-month period ended June 30, 2003 as

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compared to $13,000 for the same period in the prior year and were $277,000 for the six-month period ended June 30, 2003 as compared to $15,000 for the same period in the prior year.

         Net loss for the three-month period ended June 30, 2003, was ($676,000) or ($0.06) per share which was inclusive of a $0.01 per share gain recorded by the Company from the auction of essentially all of the Company's fixed assets as compared to a net loss of ($5.6) million or ($0.49) per share for the same period in the prior year. Net loss for the six-month period ended June 30, 2003 was ($1.6) million or ($0.14) per share as compared to ($5.9) million or ($0.52) per share for the same period in the prior year. The decreased loss for both the three-month and six-month periods ended June 30, 2003 as compared to last year is primarily due to the write-offs regarding the uncertainties relating to the VASOMAX(R) program that were recorded in the three-month period ended June 30, 2002 offset by the reduction of licensing fees during the six-month period ended June 30, 2003.

         On June 30, 2003 the Company reported cash, cash equivalents and marketable securities totaling $24.2 million as compared to $25.1 million reported as of December 31, 2002. Included in the Company's reduction in cash for the three-month period ended June 30, 2003 is a prepayment of yearly insurance premiums of $510,000. On April 9, 2003, Lavipharm Corp. ("Lavipharm") repaid $1,037,151 to the Company representing all principal and accrued interest relating to a note receivable from Lavipharm that was advanced to Lavipharm on November 8, 2002. As of June 30, 2003 common shares outstanding were approximately 11,480,000.

         Zonagen, Inc. is engaged in the development of pharmaceutical products that address diseases and conditions associated with the human reproductive system.

         A copy of this press release may be obtained via facsimile by dialing 1-888-329-0920 or via the internet by accessing www.zonagen.com.

         Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including such risks identified in Zonagen's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission (SEC). These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                          ZONAGEN, INC. AND SUBSIDIARY
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands except per share amounts)

                                            Three Months Ended                      Six Months Ended
                                 -------------------------------------        --------------------------------
                                                June 30,                                 June 30,
                                     2003                      2002               2003                 2002
                                 -----------               -----------        -----------          -----------
                                 (Unaudited)               (Unaudited)        (Unaudited)          (Unaudited)
Revenues
     Licensing fees                  $  --                     $528              $ --                 $1,057
     Product royalties                  --                       --                --                     --
     Research and
       development grants              217                       --               337                     --
     Interest income                    74                      182               186                    415
     Gain on disposal of
       fixed assets                    102                       --               102                     --
                                   -------                  -------           -------                -------
         Total revenues                393                      710               625                  1,472
                                   -------                  -------           -------                -------
Expenses
     Research and
       development                     579                    5,893             1,143                  6,502
     General and
       administrative                  490                      433             1,102                    876
                                   -------                  -------           -------                -------
         Total expenses              1,069                    6,326             2,245                  7,378
                                   -------                  -------           -------                -------
Loss from continuing
     operations                       (676)                  (5,616)           (1,620)                (5,906)
                                   -------                  -------           -------                -------
Net loss before
     cumulative effect of
     change in accounting
     principle                        (676)                  (5,616)           (1,620)                (5,906)
                                   -------                  -------           -------                -------
Net loss                             $(676)                 $(5,616)          $(1,620)               $(5,906)
                                   -------                  -------           -------                -------
Loss per share - basic and
     diluted:
Loss from continuing
     operations                     $(0.06)                  $(0.49)           $(0.14)                $(0.52)
                                    ------                   ------            ------                 ------
Net loss                            $(0.06)                  $(0.49)           $(0.14)                $(0.52)
                                    ======                   ======            ======                 ======

Shares used in loss per
     share calculation:
       Basic                        11,484                   11,382            11,494                 11,373
       Diluted                      11,484                   11,382            11,494                 11,373

                           CONSOLIDATED BALANCE SHEETS


                                                            June 30,     December 31,
                                                              2003          2002
                                                           -----------   ------------
                                                           (Unaudited)
Cash and cash equivalents                                    $ 3,501       $ 8,683
Marketable securities                                         20,696        16,455
Note receivable                                                   --         1,000
Other currents assets                                            856           532
Fixed assets (net)                                                --           191
Other assets (net)                                               520           509
                                                             -------       -------
Total assets                                                 $25,573       $27,370
                                                             =======       =======
Accounts payable and accrued expenses                        $   377       $   519
Stockholders' equity                                          25,196        26,851
                                                             -------       -------
Total liabilities and stockholders' equity                   $25,573       $27,370
                                                             =======       =======

--------------------
Contact:
     Zonagen, The Woodlands
     Joseph S. Podolski, 281-719-3447